Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made this 2nd day of June, 2005 with an effective date of May 31, 2005 (the “Effective Date”), by and between VITACUBE SYSTEMS HOLDINGS, INC., a Nevada corporation (“Employer” or the “Company”), and DOUGLAS RIDLEY (“Employee”).  This Agreement supersedes and replaces all prior employment agreements between the parties whether written or oral.

BACKGROUND

A.                                   The Company desires to employ Employee as its President.

B.                                     Employee desires employment with the Company as its President.

THEREFORE, in consideration of the Background, the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

1.                                       Employment Duties.

1.1.                              Employment.  Company agrees to employ Employee as President until terminated as herein provided.  The Company’s board of directors may amend Employee’s job title and description from time to time.  Employee hereby accepts employment by the Company and agrees diligently and faithfully to perform his duties pursuant to this Agreement. EMPLOYEE ACKNOWLEDGES AND THE PARTIES AGREE THAT EMPLOYEE IS ONE OF THE COMPANY’S EXECUTIVE AND MANAGEMENT PERSONNEL AND THAT ALL CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION COVENANTS AND PROVISIONS CONTAINED IN THIS AGREEMENT ARE FULLY ENFORCEABLE AGAINST EMPLOYEE.

1.2.                              Time Devoted. Employee will devote his full business hours and energies to the business of the Company to accomplish all duties reasonably assigned, and will devote his best efforts to advance the interests of the Company. During the term of this Agreement, without the prior approval of the Company’s CEO or board of directors, Employee shall not be engaged in any other business activity, with the exception of Simply Because LLC, whether or not pursued for gain, profit or other pecuniary advantage, which may interfere with his duties under this Agreement.

1.3.                              Duties.  Employee’s duties shall include: management of the day-to-day operations of the Company, general administration of the Company’s business including sales, marketing, and strategic planning for the Company, supervision and direction of employees and other corporate officers, and all other duties necessary to perform the foregoing responsibilities or assigned to Employee by the board of directors.  Employee will have the authority to perform and execute the necessary actions to implement the operational initiatives set by the Company acting through its board of directors.

2.                                       Term.  The term of Employee’s employment hereunder shall commence on the Effective Date and shall continue for a period of two years (the “Initial Term”).  Employee’s employment shall terminate at the end of the Initial Term unless extended by mutual agreement of the parties unless earlier terminated as provided below.

3.                                       Compensation.

3.1.                              Salary.  Employee will receive as compensation for all responsibilities a base salary (“Base Salary”) of $175,000 per year, payable according to the salary schedule of Employer.  In addition to the Base Salary and the Plan Bonus described below, Employee will receive a one-time signing bonus of $25,000 upon the execution of this Agreement, to be paid and included with Employee’s first salary payment.

3.2.                              Stock Options. Employee also, pursuant to the terms of Employer’s 2003 Stock Incentive Plan (the “ISOP”), shall receive options (the “Options”) to purchase, at a price of $3.20 per share, an aggregate of 200,000 shares of Employer’s common stock.  Pursuant to the ISOP, the grant of the Options shall be effective the date of Employee’s employment.  The Options shall vest, effective on December 31, in equal amounts over a four year period, such that Employee shall receive the right to purchase 50,000 shares, commencing December 31, 2005.

3.3.                              Bonuses.  Employer intends to initiate an incentive executive bonus plan (the “Plan Bonus”) for all executives of the Company.  Employee will be eligible for inclusion for the Plan Bonus if and when it is instituted by the Company, but only on the same basis as other executives may participate and as approved by the compensation committee of the Board of Directors, or such equivalent Board body.

3.4.                              Withholding/Deductions.  All compensation the Company pays Employee, including commissions, is subject to all federal, state, and municipal withholding requirements, any applicable occupational privilege tax and any court ordered deductions such as garnishments.  Compensation may also be reduced by deductions Employee authorizes for insurance, 401(k) contributions, and other similar purposes.

3.5.                              Final Salary.  Employee’s final paycheck will be reduced by the amount of any lawful charge or indebtedness Employee owes the Company.

4.                                       Benefits.

4.1.                              Voluntary Benefits.  Employee shall receive all benefits generally available to senior executive employees of the Company from time to time.  The Company does not promise to provide any fringe benefits but agrees that, if provided, Employee shall have the right to participate.  Such participation shall be subject to all qualification, vesting and other requirements of the plans.

4.2.                              Additional Benefits.  In addition to the benefits set forth in Section 4.1,

4.2.1.                     Employee will not reside near the Company’s main place of business, therefore Employer shall provide for, or reimburse Employee for the reasonable cost of, air travel, local car, and lodging associated with his work and time spent at the Company offices. Employee shall work primarily at the Company’s main place of business in order to perform the foregoing duties and responsibilities, and shall plan associated travel in advance taking advantage of reduced-cost airfare, car, and lodging.

4.2.2.                     Employee shall be entitled to four weeks of paid vacation each year, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies applicable to such personnel.  In addition, Employee shall be entitled to such sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.

4.2.3.                     The Company shall pay the expenses reasonably incurred by Employee in connection with a cellular telephone and a home high-speed internet connection.

4.2.4.                     The Company shall maintain director and officer liability insurance at all times during the term of Employee’s employment and for a period of three years after Employee’s termination of employment.

4.2.5.                     The Company shall reimburse the Employee for the cost of health insurance for the Employee and his family.

4.3.                              Expense Reimbursement.  Employee shall be entitled to reimbursement from the Company of all expenses incurred in performing duties hereunder, including without limitation, meals, lodging, travel, and business entertainment, subject to the rules and regulations adopted by the Company for handling of such business expenses.

5.                                       Best Efforts of Employee.  Employee shall at all times faithfully, with diligence and to the best of Employee’s ability, experience and talents, perform all duties required of and from Employee pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company.

6.                                       Termination.  Employee’s employment hereunder may be terminated under the circumstances set forth below.

6.1.                              Death.  Employee’s employment hereunder shall terminate immediately upon his death.

6.2.                              Disability.  Employee’s employment hereunder shall terminate if Employee becomes physically or mentally disabled so as to become unable, for a period of more than 90 consecutive working days, or for more than 90 working days in the aggregate during any

12-month period, to perform his duties hereunder, to the same extent he performed them prior to the onset of such disability.

6.3.                              Cause.  The Company may terminate Employee’s employment immediately for “just cause.”  “Just cause” shall mean the occurrence of any of the following:

6.3.1.                     Employee materially breaches or fails to perform his obligations in accordance with the terms and conditions of this Agreement, provided that the Company shall have delivered to Employee written notice setting forth Employee’s deficiencies and Employee shall have not taken reasonable steps to cure such deficiency within five business days of such notice.

6.3.2.                     Employee commits a felony or any other act abhorrent to the community which a reasonable person would consider materially damaging to the reputation of the Company or its successors or assigns.

6.3.3.                     Employee commits an act of fraud, misappropriation, or personal dishonesty in connection with his employment hereunder.

6.3.4.                     Employee commits a material and willful violation of a federal or state law or regulation applicable to the business of the Company or its status as a public company.

6.4.                              Good Reason.  Employee may terminate his employment for “good reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstances constituting “good reason” within five business days after receiving such notice.  Good reason shall mean the occurrence of any of the following without the written consent of Employee:

6.4.1.                     Any material breach by the Company of this Agreement.

6.4.2.                     Any material reduction in Employee’s duties or responsibilities.

6.4.3.                     The Company is the subject of a regulatory action brought by the Securities and Exchange Commission or a state securities administrator that results in a finding that the Company committed a material violation of a securities law arising out of actions by the Company prior to the date of this Agreement.

6.4.4.                     A change in control.  A “change in control” means (a) the acquisition, directly or indirectly by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 30% of the total combined voting power in the election of directors of the Company’s then-outstanding securities or (b) a change in a majority of the board of directors in a period of less than one year.

6.5.                              Without Cause.  The Company shall have the right to terminate Employee’s employment hereunder without cause by providing Employee with at least 30 days prior written notice of such termination.

6.6.                              Without Good Reason.  Employee shall have the right to terminate his employment without good reason by providing the Company with at least 30 days advance written notice of such termination.

7.                                       Compensation Upon Termination.

7.1.                              If Employee’s employment is terminated because of disability, for cause by the Company, or without good reason by Employee, the Company shall only be obligated to pay Employee the salary and bonuses earned as of the date of termination, and reimbursement of all outstanding business expenses for which reimbursement is due.

7.2.                              If the Company terminates this Agreement without cause, or if Employee resigns for good reason, Employee shall receive from the Company, as long as Employee does not violate the provisions of Section 8 hereof, severance pay equal to the remaining months left on this contract, payable in equal monthly installments from the date of termination of employment, and all of Employee’s unvested options will vest and will be exercisable as provided in the ISOP Agreement.  Employee is also entitled to all salary and bonuses earned as of the date of termination and reimbursement of all outstanding business expenses for which reimbursement is due.  At the option of the Company, the payments due hereunder may be paid in a lump sum rather than in installments.

7.3.                              If Employee’s employment is terminated as a result of his death, the Company shall pay Employee’s spouse or estate, all salary and bonuses earned as of the date of termination and reimbursement of all outstanding business expenses for which reimbursement is due.

8.                                       Covenants and Conditions.

8.1.                              Confidentiality.  Employee acknowledges that during the course of Employee’s employment with the Company, Employee will be exposed to and have access to confidential and proprietary information including trade secrets concerning the business and affairs of the Company.  Employee acknowledges that such confidential and proprietary information has been and will continue to be of central importance to the Company and that disclosure of it to or its use by others could cause substantial loss to the Company.  Employee acknowledges that the Company developed such confidential and proprietary information for its exclusive use and benefit and it is an exclusive, confidential, and proprietary asset of the Company.  Accordingly, Employee agrees as follows:

Employee, except with the prior written consent of the Company or as may be required by law or any legal process, will not, at any time during or after employment, use (except in connection with employment by the Company) or disclose to any person or entity any confidential or proprietary information of the Company which was obtained by Employee as a result of Employee’s employment with the Company, and shall hold all of the same confidential.  For purposes of this Agreement, “confidential or proprietary information” means information, whether written or otherwise, which has a business purpose and is not known or generally available from sources outside the Company, concerning, among other things, (a) the Company’s business operations, internal structure, and financial affairs, including, but not limited to, its distributors, customers, products, endorsers, celebrities and affiliates, services, employees, forecasts, sales and marketing methods, costs, inventories, and sources of supply; (b) the current, prospective, or past distributors or customers of the Company, their buying habits, and the prices at which products are offered or sold to them; (c) past, present, or future contracts held by the Company respecting the business or operations of the Company or distributors or customers, or suppliers of the Company; (d) the work performed by Employee for the Company; and (e) all other compilations of information which relate to the business of the Company.

The restrictions and obligations in this Section 8.1 shall survive in perpetuity the termination of this Agreement and the termination of Employee’s employment by the Company.

8.2.                              Company Property.  All contracts, agreements, financial books, records, instruments and documents; distributor lists, customer lists, memoranda, data, reports, programs, software, tapes; rolodexes; telephone and address books; research; bids; proposals; drawings; print-outs; graphs; listings; programming; and any other instruments, records, or documents relating or pertaining to (a) distributors or customers of the Company; (b) any employee or independent contractor of the Company; (c) suppliers of the Company; (d) athlete and celebrity endorsers of the Company, or (e) the services rendered by Employee to the Company, or in connection with the Company business (collectively the “Records”), shall at all times be and remain the property of the Company.  Except as authorized by the Company, Employee agrees not to retain or carry away from the premises of the Company any Records, copies of Records, equipment, or any other materials or matter of any kind which are the property of the Company.  Upon the termination for any reason of employment with the Company, Employee shall immediately turnover to the Company all Records, copies of any Records, equipment, and other materials or matter which are in Employee’s possession or control and which are the property of the Company.

8.3.                              Developments.  Employee acknowledges that all designs, drawings, graphs, sketches, print-outs, formulas, software, inventions, discoveries, innovations, new technology, endorsement relationships or other developments (collectively called “Developments”) conceived or developed by Employee during the term of employment, which Developments are related in any way to the business of the Company then being conducted or proposed to be conducted by the Company or to the business of any distributor or customer or prospective distributor or customer of the Company, are and will be the exclusive property of the Company, and shall be subject to the provisions of Section 8.1 of this Agreement.  Employee will promptly notify the Company of any such Developments.  Employee shall, when appropriate and upon request of the Company, actively assist the Company in executing all papers and performing all other lawful acts which the Company deems necessary or advisable for the securing of legal protection for any such Developments, whether through patent, copyright, or any other means.  Employee further agrees that, upon request of the Company, and at no charge, Employee will assign any rights arising out of such Developments to the Company.

8.4.                              Papers, Drawings, and Other Documents.  Employee agrees not to make or permit to be made, except in the pursuance of employment duties under the terms of this Agreement and for the sole use and account of the Company, any copies, abstracts, or summaries of any designs, papers, drawings, or any other documents of any kind which may come into Employee’s possession and which relate or refer to the Company or its business.  Employee grants to the Company all rights to possession and all title in and to any such designs, papers, drawings, or other documents, or copies, abstracts, or summaries thereof, which come into the possession of Employee within the period of employment by the Company and which relate or refer to the Company’s business.  Notwithstanding anything herein to the contrary, Employee may retain any course materials Employee obtains from attending private or college courses or seminars.  If the Company desires a copy of such materials, Employee shall provide it to the Company for copying, at the Company’s expense, upon reasonable notice to Employee.

8.5.                              Security Regulations.  Employee agrees to abide by the Company’s personnel policies and all security regulations and rules of employment adopted by the Company from time to time.

8.6.                              Covenant Not to Compete.  Employee agrees that during the term of this Agreement he will not (except through the ownership of not more than 5% of the securities of an entity listed on the NASDAQ Stock Market or a national securities exchange), directly or indirectly, as a proprietor, director, officer, employee, partner, stockholder, consultant, owner or otherwise, render services to or participate in the affairs of any Competitive Business.  A “Competitive Business” shall mean any business that engages in the manufacturing, selling, marketing, developing, packaging, or distributing of vitamins, nutritional supplements or any other product being manufactured, sold, developed, marketed or distributed by the Company, in any geographic area in which the Company has business or distributor operations at the time of Employee’s termination of employment.

8.7.                              Nonsolicitation of Employees.  Employee agrees that during the term of this Employment and for a period of 12 months following termination of this Agreement, Employee will not (except on behalf of the ownership of not more than 5% of the securities of any entity listed on the NASDAQ Stock Market or a national securities exchange), directly or indirectly, as proprietor, director, officer, employee, partner, stockholder, consultant, owner or otherwise, solicit or attempt to solicit the employment of, hire, or assist or participate in any manner in the hiring or recruitment of any employee or independent contractor employed or retained by the Company, or any former employee or independent contractor whose employment or retention by the Company has ceased within six months prior to the date of such solicitation, hire or other involvement in the hiring or recruitment or such persons.

8.8.                              Scope and Reasonableness.  The parties to this Agreement expressly agree and contract that it is not their intention to violate any policy, statute or common law.   The parties to this Agreement agree that the limitations contained in Section 8 with respect to time, geographical area, and scope of activity are reasonable.  However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in Section 8 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

8.9.                              Remedies for Breach.  The parties acknowledge that breach of Section 8 of this Agreement by Employee will result in immediate, substantial, and irreparable harm to the Company.  The parties therefore agree that the Company shall have, in addition to any remedy available to it at law or in equity, the right to enforce the terms of Section 8 of this Agreement by the remedy of specific performance or injunction upon proper application to a court of competent jurisdiction.  Employee agrees that the Company does not need to post a bond to obtain an injunction and waives Employee’s rights to require such a bond.

9.                                       Representations of Employee.  Employee hereby represents and warrants that as of the date hereof, Employee is not a party to any agreement, contract, or understanding, and that no facts or circumstances exist that would in any way restrict or prohibit Employee from undertaking or performing any of Employee’s obligations under this Agreement.  Furthermore, Employee understands and acknowledges that Employee may have confidentiality obligations to prior employers under common law, statute, or contract.  Employee represents and warrants that in the course of rendering services to the Company, Employee will not use or otherwise disclose any confidential or proprietary information obtained by Employee in connection with any prior employment.  Employee shall indemnify and hold the Company harmless from any claims, demands, costs, or liabilities (including attorneys’ fees and disbursements) incurred by the Company in connection with or resulting from Employee’s breach of the representations set forth in this Section 9.

10.                                 Assignment.  Employee’s obligations and duties under this Agreement are personal in nature.  Employee shall not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.  The Company may assign this Agreement, or any benefit, duty, or obligation under this Agreement.

11.                                 Construction.  The titles appearing herein are used for purposes of convenience only and shall in no way change the meaning of this Agreement.

12.                                 Notices.   All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be deemed received (a) if given by facsimile, when transmitted, and confirmation received, if transmitted on a business day before 5:00 p.m. local time and, otherwise, on the next business day following transmission; (b) if given by email, when transmitted, if transmitted on a business day before 5:00 p.m. local time and, otherwise, on the next business day following transmission; (c) if given by certified mail, return receipt requested, postage pre-paid, three business days after being deposited in the United States mail; (d) if given by a nationally recognized overnight courier service, one business day after being so deposited; and (e) if personally delivered, when received or personally delivered.  The mailing address, facsimile number, and email address of the parties are as follows:

If to Employee, address to:

Douglas Ridley

At his home address, email address or fax number

most recently on file with the Company

If to Company, address to:

Vitacube Systems Holdings, Inc.

408 S. Holly Street

Denver, CO  80246

Facsimile:  303-316-4116

Email:  marypat@v3s.com

Any party may, from time to time, specify a different address or facsimile number by giving Notice in accordance with this section.

13.                                 Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements as to the employment of Employee, and cannot be amended, changed, modified, or terminated without the consent, in writing, of the parties hereto.

14.                                 Non-Waiver.  The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

15.                                 Severability.  If any of the provisions of this Agreement shall be or become invalid or illegal under any provision of applicable law or for any other reason, the remainder of the Agreement shall not be affected and shall remain in full force and effect.

16.                                 Governing Law - Venue.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO (WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS).

17.                                 Arbitration.  Any dispute relating to this Agreement, or to the breach of this Agreement, except such as may concern Section 8, arising between Employer and Employee, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), which arbitration may be initiated by any party hereto by written notice to the other of such party’s desire to arbitrate the dispute.  The arbitration proceedings shall take place in Denver, Colorado, and shall be administered by AAA. Colorado’s Uniform Arbitration Act of 1975, C.R.S. §13-22-201 et seq. as amended, shall govern any arbitration under this Agreement.  Employer’s right to equitable relief set forth in Section 8 may be brought and enforced in any court of competent jurisdiction.  Employee agrees and consents to the District Court of the City and County of Denver, State of Colorado, having jurisdiction over any such dispute.

18.                                 Counterparts; Facsimiles.   This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single instrument.  This Agreement may be executed and delivered by facsimile transmission, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart

[ signatures appear on following page ]

Dated as of the day and year first above written.

VITACUBE SYSTEMS HOLDINGS, INC.

By:	/s/ Earnest Mathis Jr
Earnest Mathis Jr., Chief Executive Officer

EMPLOYEE

/s/ Douglas Ridley
Douglas Ridley